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                                    EXHIBIT   99.2

CONTACT: Chris Weber
         (606) 655-2267



                          JACOR TO PURCHASE ASSETS OF NSN,
                        LEADER IN DEVELOPMENT AND DEVELOPMENT
                                OF RADIO CONNECTIVITY
                              VIA SATELLITE AND INTERNET


COVINGTON, KY, APRIL 7 -- JACOR COMMUNICATIONS INC. (NASDAQ: JCOR) today announced it has reached a definitive agreement to purchase the assets of NSN Network Services, a leading provider of satellite and network services for the radio broadcasting industry.

    Jacor Chief Executive Officer Randy Michaels said, "NSN is at the forefront of developing and implementing connectivity technologies for radio broadcasters, a need that is beginning to be recognized as a key avenue to radio growth. We intend to use them for our own stations' needs and for our burgeoning radio syndication business."

    NSN will provide Jacor with back-office backbone, internet and other capabilities that will allow cost-efficient operations of Jacor's expanding radio company. In addition, Jacor intends to use these capabilities to pursue state-of-the-art program delivery for its growing syndication business.

    "NSN will also remain a provider of networking services for other radio broadcasting companies, and will continue its business designing and installing satellite systems for paging, private and remote office telephone and data links, and worldwide internet services," Michaels said.

    "We're very pleased to be joining the Jacor family," said Muffy Montemayor,
NSN's Chief Operating Officer.   "Both of us are at the forefront of developing
technologies for the radio business, and together we'll be able to lead the development of some very creative applications."

    Jacor will pay $11 million for NSN's assets, of which $1.65 million will be in Jacor common stock. Jacor said NSN's management will remain associated with the company.


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    Jacor Communications is headquarted in Covington, Ky.  Including announced pending acquisitions, Jacor owns, operates, represents or provides programming for approximately 130 radio stations in 27 broadcast areas. The company also owns WKRC-TV in Cincinnati. In addition, Jacor's E.F.M. subsidiary syndicates programming, including Rush Limbaugh and Dr. Dean Edell, to approximately 800
stations throughout the country.   Jacor plans to pursue growth through
continued acquisitions of complementary stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. The company may also grow through acquisition of other broadcast-related businesses.